Exhibit 99.1

NEWS RELEASE

Media Contact:	Alison Estrada
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports First-Quarter
2025 Results

SAN DIEGO, May 8, 2025 — Sempra (NYSE: SRE) today reported first-quarter 2025 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $906 million or $1.39 per diluted share, compared to first-quarter 2024 GAAP earnings of $801 million or $1.26 per diluted share. On an adjusted basis, first-quarter 2025 earnings were $942 million or $1.44 per diluted share, compared to $854 million or $1.34 per diluted share in 2024.

“We are pleased to report a solid quarter for Sempra, which is the direct result of continued focus on delivering strong financial performance while making steady progress on our strategic initiatives,” said Jeffrey W. Martin, chairman and CEO of Sempra. “We remain committed to our disciplined growth strategy, which centers on delivering safer and more reliable energy to the nearly 40 million consumers we serve.”

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for first-quarter 2025 and 2024.

(Dollars and shares in millions, except EPS)	Three months ended March 31,
	2025	2024

GAAP Earnings	$906	$801
Impact from foreign currency and inflation on monetary positions in Mexico	(8)	41
Net unrealized losses on derivatives	35	12
Net unrealized losses on interest rate swaps related to Port Arthur LNG Phase 1 project	9	—
Adjusted Earnings(1)	$942	$854

Diluted Weighted-Average Common Shares Outstanding	653	635
GAAP EPS	$1.39	$1.26
Adjusted EPS(1)	$1.44	$1.34

1) See Table A for information regarding non-GAAP financial measures.

Sempra Texas
Oncor Electric Delivery Company LLC (Oncor) is executing on its $36.1 billion five-year capital plan in the country’s fastest growing energy market. The state of Texas continues to demonstrate significant growth in electricity demand with the Electric Reliability Council of Texas (ERCOT) setting a new all-time winter peak demand of 80.5 gigawatts (GW) in the month of February.

In response to growing electricity demand, Oncor continues to advance critical transmission and distribution infrastructure projects. These investments also support population growth in Texas and increased reliability for the ERCOT market. At the end of the first quarter of 2025, Oncor had approximately 1,100 active transmission point of interconnection requests in queue, split almost evenly between generation and large commercial and industrial customers. This represents a 35% increase in active requests as compared to the end of first-quarter 2024. Additionally, Oncor increased its premises served by almost 19,000 in the first quarter and built, rebuilt or upgraded nearly 800 miles of transmission and distribution power lines in the first quarter of 2025. Oncor continues to prepare for a comprehensive base rate proceeding utilizing a test year of calendar year 2024, with filing currently targeted for the second quarter of 2025.

In October 2024, the Public Utility Commission of Texas (“PUCT”) approved the local projects and import paths of the Permian Basin Reliability Plan (“PBRP”). In April 2025, the PUCT decided that the import paths would be built using 765-kV. ERCOT updated its estimated cost for the entirety of the PBRP to approximately $15 billion. Also in January 2025, ERCOT filed a regional transmission expansion plan with the PUCT, which included two options to serve the load projection of 150 gigawatts by 2030. ERCOT estimated that the cost of either plan would be approximately $20 billion. Taken together, the PBRP and the remaining portion of the Regional Transmission Plan would cost approximately $35 billion. Oncor expects to build a significant portion.

Sempra California
Serving roughly 25 million consumers, Sempra California is a dual-utility platform focused on connecting people to safe, reliable and cleaner energy. In March 2025, San Diego Gas & Electric Company (SDGE) and Southern California Gas Company (SoCalGas) filed their applications to update their respective costs of capital with the California Public Utilities Commission (CPUC) for the period of 2026 to 2028, subject to the cost of capital adjustment mechanism after 2026. A final decision from the CPUC is expected by the end of the year.

Throughout the quarter, SDGE and SoCalGas advanced strategic programs to modernize their energy networks to meet growing demand, while also advancing community safety and system reliability. In March, the CPUC approved the expansion of SDGE’s Westside Canal Battery Energy Storage facility in California's Imperial Valley. This expansion project will co-locate an additional 100 megawatts (MW) of energy storage capacity at the existing 131 MW facility and is projected to be fully operational this summer. Also in March, the CPUC approved SoCalGas’ first renewable natural gas (RNG) procurement contract under Senate Bill 1440, which sets RNG procurement targets for the state's natural gas utilities. The contract represents an important milestone for the RNG industry and for California’s methane emissions reduction goals.

Sempra Infrastructure
Strong global demand for cleaner and more secure energy continues to support Sempra Infrastructure's development activities across its liquefied natural gas (LNG), energy networks and low-carbon solutions business lines.

During the first quarter, Sempra Infrastructure continued to make progress advancing five significant construction projects including infrastructure projects in the U.S. Gulf coast and northern Mexico. Energía Costa Azul LNG Phase 1 continues to target the start-up of commercial operations in spring of 2026, and construction at Port Arthur LNG Phase 1 remains on time and on budget.

Earnings Guidance
Sempra is updating its full-year 2025 GAAP earnings-per-common-share (EPS) guidance range to $4.25 – $4.65, reflecting actual results through the first quarter, affirming its full-year 2025 adjusted EPS guidance range of $4.30 to $4.70, and affirming its full-year 2026 EPS guidance range of $4.80 to $5.30. The company has also guided to the high-end or above its projected long-term EPS compound annual growth rate of 7% to 9% for 2025 through 2029.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Value Creation Initiatives
In addition to today’s quarterly results, the company also reiterated its five value creation initiatives in 2025, designed to continue simplifying Sempra’s business model, mitigating risk and improving financial performance.

“These value creation initiatives aim to increase long-term value for shareholders, employees, customers and other stakeholders,” said Martin. “In the first quarter, we made steady progress against our plan of execution. As we extend this work across 2025, we expect to advance the company’s ability to deliver improved earnings growth and drive enhanced benefits for consumers and communities across our service territories.”

Consistent with these value creation initiatives, the company announced Sempra Infrastructure is targeting the sales of Ecogas México, S. de R.L. de C.V., the owner of three utility franchises providing natural gas distribution services in Mexico, as well as a minority stake in Sempra Infrastructure Partners (SI Partners). SI Partners’ minority owners, affiliates of Kohlberg Kravis Roberts & Co. L.P. and Abu Dhabi Investment Authority, have certain rights of first offer for the sale of a minority interest in SI Partners. More details on the progress of these items will be shared in the second quarter earnings call.

Together, these sales transactions are expected to be completed over the next 12-18 months and to be accretive to the company’s earnings-per-share forecast, while also enhancing credit. These transactions also remain subject to reaching agreement on acceptable pricing and other terms, securing required regulatory and other approvals, finalizing definitive contracts, and other factors and considerations.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra is a leading North American energy infrastructure company focused on delivering energy to nearly 40 million consumers. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving the energy resilience of some of the world's most significant economic markets, including California, Texas, Mexico and global energy markets. The company is recognized as a leader in sustainable business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra's inclusion in the Dow Jones Sustainability Index North America. More information about Sempra is available at sempra.com and on social media @Sempra.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Nacional de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, including risks related to (i) being able to make a final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries, and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices and the imposition of tariffs, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended March 31,
	2025	2024

REVENUES
Utilities:
Natural gas	$2,362	$2,109
Electric	1,059	1,056
Energy-related businesses	381	475
Total revenues	3,802	3,640

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(493)	(554)
Cost of electric fuel and purchased power	(52)	(89)
Energy-related businesses cost of sales	(119)	(109)
Operation and maintenance	(1,343)	(1,212)
Depreciation and amortization	(640)	(594)
Franchise fees and other taxes	(196)	(184)
Other income, net	91	99
Interest income	34	13
Interest expense	(433)	(305)
Income before income taxes and equity earnings	651	705
Income tax expense	(57)	(172)
Equity earnings	325	348
Net income	919	881
Earnings attributable to noncontrolling interests	(2)	(69)
Preferred dividends	(11)	(11)
Earnings attributable to common shares	$906	$801

Basic earnings per common share (EPS):
Earnings	$1.39	$1.27
Weighted-average common shares outstanding	651,992	632,821

Diluted EPS:
Earnings	$1.39	$1.26
Weighted-average common shares outstanding	653,018	635,354

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2025 and 2024 as follows:

Three months ended March 31, 2025:
▪$8 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(35) million net unrealized losses on commodity derivatives
▪$(9) million net unrealized losses on interest rate swaps related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Three months ended March 31, 2024:
▪$(41) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(12) million net unrealized losses on commodity derivatives

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax benefit(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended March 31, 2025					Three months ended March 31, 2024

Sempra GAAP Earnings and GAAP EPS				$906	$1.39				$801	$1.26
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	$(2)	$(10)	$4	(8)	(0.01)	$7	$53	$(19)	41	0.06
Net unrealized losses on commodity derivatives	69	(15)	(19)	35	0.05	23	(3)	(8)	12	0.02
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	65	(4)	(52)	9	0.01	—	—	—	—	—
Sempra Adjusted Earnings and Adjusted EPS				$942	$1.44				$854	$1.34

Weighted-average common shares outstanding, diluted					653,018					635,354
(1)    Income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2025 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2025 GAAP EPS GUIDANCE RANGE
Sempra 2025 Adjusted EPS Guidance Range of $4.30 to $4.70 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

•$8 million impact from foreign currency and inflation on our monetary positions in Mexico
•$(35) million net unrealized losses on commodity derivatives
•$(9) million net unrealized losses on interest rate swaps related to the PA LNG Phase 1 project

Sempra 2025 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives for the three months ended March 31, 2025, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. This non-GAAP financial measure does not contemplate the anticipated impacts of the proposed sale of Ecogas México, S. de R.L. de C.V. and the proposed sale of a minority interest in Sempra Infrastructure Partners, which combined, are expected to be accretive. Sempra 2025 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2025 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2025 Adjusted EPS Guidance Range to Sempra 2025 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2025
Sempra GAAP EPS Guidance Range	$4.25	to	$4.65
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	(0.01)		(0.01)
Net unrealized losses on commodity derivatives	0.05		0.05
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	0.01		0.01
Sempra Adjusted EPS Guidance Range	$4.30	to	$4.70
Weighted-average common shares outstanding, diluted (millions)			654

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	March 31,	December 31,
	2025	2024(1)

ASSETS
Current assets:
Cash and cash equivalents	$1,739	$1,565
Restricted cash	20	21
Accounts receivable – trade, net	2,107	1,983
Accounts receivable – other, net	432	397
Due from unconsolidated affiliates	15	13
Income taxes receivable	66	90
Inventories	568	559
Prepaid expenses	227	255
Regulatory assets	86	60
Fixed-price contracts and other derivatives	136	91
Greenhouse gas allowances	218	217
Other current assets	51	34
Total current assets	5,665	5,285

Other assets:
Restricted cash	3	3
Regulatory assets	4,272	3,937
Greenhouse gas allowances	1,053	845
Nuclear decommissioning trusts	865	875
Dedicated assets in support of certain benefit plans	566	585
Deferred income taxes	194	172
Right-of-use assets – operating leases	1,177	1,177
Investment in Oncor Holdings	15,871	15,400
Other investments	2,501	2,534
Goodwill	1,602	1,602
Other intangible assets	286	292
Wildfire fund	258	262
Other long-term assets	1,656	1,749
Total other assets	30,304	29,433
Property, plant and equipment, net	63,041	61,437
Total assets	$99,010	$96,155
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	March 31,	December 31,
	2025	2024(1)

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,113	$2,016
Accounts payable – trade	1,976	2,238
Accounts payable – other	179	208
Dividends and interest payable	909	773
Accrued compensation and benefits	398	558
Regulatory liabilities	490	141
Current portion of long-term debt and finance leases	2,331	2,274
Greenhouse gas obligations	218	217
Other current liabilities	1,320	1,251
Total current liabilities	9,934	9,676

Long-term debt and finance leases	33,286	31,558

Deferred credits and other liabilities:
Due to unconsolidated affiliates	355	352
Regulatory liabilities	3,847	3,817
Greenhouse gas obligations	755	506
Pension and other postretirement benefit plan obligations, net of plan assets	188	168
Deferred income taxes	5,988	5,845
Asset retirement obligations	3,751	3,737
Deferred credits and other	2,704	2,708
Total deferred credits and other liabilities	17,588	17,133
Equity:
Sempra shareholders’ equity	31,643	31,222
Preferred stock of subsidiary	20	20
Other noncontrolling interests	6,539	6,546
Total equity	38,202	37,788
Total liabilities and equity	$99,010	$96,155
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Three months ended March 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$919	$881
Adjustments to reconcile net income to net cash provided by operating activities	402	469
Net change in working capital components	(35)	319
Distributions from investments	291	232
Changes in other noncurrent assets and liabilities, net	(95)	(50)
Net cash provided by operating activities	1,482	1,851

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(2,336)	(1,933)
Expenditures for investments	(486)	(193)
Purchases of nuclear decommissioning and other trust assets	(292)	(197)
Proceeds from sales of nuclear decommissioning and other trust assets	329	217
Other	—	(1)
Net cash used in investing activities	(2,785)	(2,107)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(380)	(362)
Issuances of common stock	10	10
Repurchases of common stock	(57)	(40)
Issuances of debt (maturities greater than 90 days)	2,941	2,044
Payments on debt (maturities greater than 90 days) and finance leases	(994)	(846)
Decrease in short-term debt, net	(70)	(498)
Advances from unconsolidated affiliates	44	45
Distributions to noncontrolling interests	(38)	(111)
Contributions from noncontrolling interests	34	474
Other	(14)	(16)
Net cash provided by financing activities	1,476	700

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1

Increase in cash, cash equivalents and restricted cash	173	445
Cash, cash equivalents and restricted cash, January 1	1,589	389
Cash, cash equivalents and restricted cash, March 31	$1,762	$834

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES
(Dollars in millions)
	Three months ended March 31,
	2025	2024
EARNINGS (LOSSES) ATTRIBUTABLE TO COMMON SHARES
Sempra California	$724	$582
Sempra Texas Utilities	146	183
Sempra Infrastructure	146	131
Segment earnings attributable to common shares	1,016	896
Parent and other	(110)	(95)
Sempra earnings attributable to common shares	$906	$801
CAPITAL EXPENDITURES FOR PROPERTY, PLANT AND EQUIPMENT
Sempra California	$1,094	$1,143
Sempra Infrastructure	1,241	790
Segment totals	2,335	1,933
Parent and other	1	—
Total Sempra	$2,336	$1,933
CAPITAL EXPENDITURES FOR INVESTMENTS
Sempra Texas Utilities	$486	$193
Total Sempra	$486	$193

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended March 31,
	2025	2024

UTILITIES
Sempra California
Gas sales (Bcf)(1)	116	122
Transportation (Bcf)(1)	131	142
Total deliveries (Bcf)(1)	247	264

Total gas customer meters (thousands)	7,122	7,089

Electric sales (millions of kWhs)(1)	715	935
Community Choice Aggregation and Direct Access (millions of kWhs)	3,432	3,169
Total deliveries (millions of kWhs)(1)	4,147	4,104

Total electric customer meters (thousands)	1,535	1,522

Oncor Electric Delivery Company LLC (Oncor)(2)
Total deliveries (millions of kWhs)	39,006	37,313
Total electric customer meters (thousands)	4,065	3,988

Ecogas México, S. de R.L. de C.V.
Natural gas sales (Bcf)	1	1
Natural gas customer meters (thousands)	165	159

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	702	980
Wind and solar (millions of kWhs)(1)	746	719
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.